FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

THE FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is made and effective the 31st day of December 2008, by Ross Stores, Inc. (the “Company”) and Michael O’Sullivan (the “Executive”). The Executive and the Company previously entered into an Employment Agreement (the “Agreement”) effective March 22, 2007 (attached hereto) and it is now the intention of the Executive and the Company to amend the Agreement as set forth below. Accordingly, the Executive and the Company now enter into this First Amendment.

I.	The Executive and the Company hereby amend the Agreement by deleting Paragraph 6(e) in its entirety and replacing it with the following new Paragraph 6(e):

6(e). Termination by the Executive for Good Reason. The Executive may terminate the Executive’s employment with the Company for “Good Reason,” which shall be deemed to occur if the Executive terminates the Executive’s employment with the Company within sixty (60) days after written notice to the Company by the Executive of the occurrence of one or more of the following conditions, which condition(s) have not been cured within thirty (30) business days after the Company’s receipt of such written notice: (1) a failure by the Company to comply with any material provision of this Agreement (including but not limited to the reduction of the Executive’s salary or the target annual bonus opportunity set forth in Section 4(b)), (2) a significant diminishment in the nature or scope of the authority, power, function or duty attached to the position which the Executive currently maintains without the express written consent of the Executive, or (3) the relocation of the Executive’s Principal Place of Employment as described in Section 3 to a location that increases the regular one-way commute distance between the Executive’s residence and Principal Place of Employment by more than 25 miles without the Executive’s prior written consent. In order to constitute a termination of employment for Good Reason, such termination must occur within two (2) years following the initial existence of any of the conditions set forth in this Section 6(e), the Executive must provide written notice to the Company of the existence of the condition giving rise to the Good Reason termination within sixty (60) days of the initial existence of the condition, and the Company shall have thirty (30) days during which it may remedy the condition and in the event such condition is timely remedied, the termination shall not constitute a termination for Good Reason.

II.	The Executive and the Company further amend the Agreement by adding a new Paragraph 8(e):

8(e). Timing of Payments. Any cash payments to which the Executive is entitled under Sections 8(a),(c) and (d) shall be payable in accordance with the Company’s payroll schedule and shall commence as soon as practicable upon the period for revocation of the Release having expired (and in any event on or prior to December 31 of the year in which Executive has a Separation from Service); provided, however, that in the event that Executive becomes entitled to such payments in connection with a Separation from Service that occurs on or after November 1 of any calendar year, such payments shall commence on the later of (i) the period for revocation of the Release having expired or (ii) January 1 of the calendar year that immediately follows the year in which the Executive has a Separation from Service.

III.	The Executive and the Company further amend the Agreement by moving the current Paragraph 22(e) to a new Paragraph 22(g) and adding the following new Paragraph 22(e):

22(e). Installments. Executive’s right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.

IV.	The Executive and the Company further amend the Agreement by adding a new Paragraph 22(f):

22(f). Reimbursements. To the extent that any reimbursements payable to Executive pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the cost was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

Except for the amendments, as set forth above, the Agreement and all of its terms remain in force and in effect.

ROSS STORES, INC.	DATE	EXECUTIVE	DATE

	12/30/2008		12/30/2008
Michael Balmuth		Michael O’Sullivan
Vice Chairman, President
and Chief Executive Officer